Exhibit 4.4
SECOND SUPPLEMENTAL INDENTURE
     This SECOND SUPPLEMENTAL INDENTURE, dated as of March 28, 2011 (this “Second Supplemental Indenture”), among Heatcraft Inc., a Mississippi corporation, Heatcraft Refrigeration Products LLC, a Delaware limited liability company and Advanced Distributor Products LLC, a Delaware limited liability company (the “Guarantors”), Lennox International Inc., a Delaware corporation (the “Company”), and each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.
RECITALS
     WHEREAS, the Company, the Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of May 3, 2010 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of May 6, 2010, the “Indenture”), providing for the issuance of 4.900% Notes due 2017 of the Company (the “Notes”);
     WHEREAS, Section 8.06 of the First Supplemental Indenture provides that the Company is required to cause the Guarantors to execute and deliver to the Trustee a supplemental indenture evidencing its guarantee of the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes on the terms and conditions set forth herein and in Article 8 of the First Supplemental Indenture;
     WHEREAS, each Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Guarantor has guaranteed; and
WHEREAS, pursuant to Section 8.01 of the Base Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture to amend the Indenture, without the consent of any Holder;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
     1. Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.
     2. Agreement to Guarantee. The Guarantors, as primary obligors and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantee to each Holder and to the Trustee and its successor and assigns (the “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of such Guarantors, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, on the terms and subject to the conditions set forth in Article 8 of the First Supplemental Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.
     3. Termination, Release and Discharge. The Guarantors’ Guarantee shall terminate and be of no further force or effect, and the Guarantors shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 8.03 of the First Supplemental Indenture.
     4. Parties. Nothing in this Second Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Guarantors’ Guarantee or any provision contained herein or in Article 8 of the First Supplemental Indenture.

     5. Governing Law. This Second Supplemental Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.
     6. Ratification of Indenture; Supplemental Indentures Part of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.
     7. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     8. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

LENNOX INDUSTRIES INC. ALLIED AIR ENTERPRISES INC. SERVICE EXPERTS LLC LENNOX GLOBAL LTD. HEATCRAFT INC. HEATCRAFT REFRIGERATION PRODUCTS LLC ADVANCED DISTRIBUTOR PRODUCTS LLC
By:	/s/ Rick Pelini
	Name:	Rick Pelini
	Title:	Vice President and Treasurer

LENNOX INTERNATIONAL INC.
By:	/s/ Rick Pelini
	Name:	Rick Pelini
	Title:	Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Brad Hounsel
	Name:	Brad Hounsel
	Title:	Vice President